UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report: November 7, 2008

(Date of earliest event reported)

TEMPLE-INLAND INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08634	75-1903917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(Address of Principal Executive Offices, including Zip code)

(512) 434-5800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of New Director

On November 7, 2008, the Company announced that R.A. Walker had been selected to serve on the Company’s Board of Directors.

Mr. Walker, 51, is Senior Vice President of Finance and Chief Financial Officer of Anadarko Petroleum Corporation. Mr. Walker joined Anadarko in 2005. Prior to joining Anadarko, he served as managing director for the Global Energy Group of UBS Investment Bank. Previously he was President, CFO and a director of 3TEC Energy Corporation until its sale to Plains Exploration and Production Company. He joined 3TEC after holding a variety of merchant banking positions of increasing responsibility at Prudential Capital Group, where he was senior managing director and co-head at the time of his departure. Mr. Walker holds Bachelor of Science and Master of Business Administration degrees from the University of Tulsa. He is currently Chairman of Western Gas Holdings, the general partner of Western Gas Partners, LP, and serves on the Board of Trustees for the United Way of Greater Houston and the Houston Museum of Natural Science.

Mr. Walker has no family relationship with any of the members of our board of directors or any of our executive officers, and there is no arrangement or understanding with any person pursuant to which he was selected as a director. Mr. Walker is expected to serve on the Audit Committee and the Nominating and Governance Committee of the Board. Mr. Walker is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

With the election of Mr. Walker, Temple-Inland's Board consists of 11 members. The membership of all committees of the Board consists entirely of independent directors.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEMPLE-INLAND INC.
Date: November 10, 2008	By:	/s/ J. Bradley Johnston
Name: J. Bradley Johnston
Title: Chief Administrative Officer

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